Exhibit 99.1

Novacea Announces Exercise Of Over-Allotment Option

SOUTH SAN FRANCISCO, CA - June 8, 2006 — Novacea, Inc. (Nasdaq: NOVC) announced today that the underwriters of its initial public offering have exercised their over-allotment option to purchase an additional 657,500 shares of common stock. The exercise of the over-allotment option increases the number of shares sold in the initial public offering to 6,907,500 shares, resulting in aggregate gross proceeds to the Company of approximately $44.9 million and, after underwriting discounts, net proceeds of approximately $41.8 million. Bear, Stearns & Co. Inc. and Cowen and Company, LLC acted as joint book-running managers with Pacific Growth Equities, LLC and HSBC Securities (USA) Inc. as co-managers.

A copy of the final prospectus relating to the offering may be obtained by contacting Bear, Stearns & Co. Inc. (383 Madison Avenue, New York, NY 10179; 631-274-8321), Cowen and Company, LLC (c/o ADP Financial Services, 1155 Long Island Avenue, Edgewood, NY 11710), Pacific Growth Equities, LLC (One Bush Street, Suite 1700, San Francisco, CA 94104; 415-274-6819) or HSBC Securities (USA) Inc. (452 Fifth Avenue, New York, NY 10018; 212-525-5000). A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 9, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has three product candidates in clinical trials, including DN-101, which currently is in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC. Novacea’s second drug candidate, oral vinorelbine, is expected to enter a registration trial for metastatic breast cancer in the second half of 2006. Novacea’s third product candidate, AQ4N, is expected to advance into a Phase 1/2 clinical trial in the second half of 2006 for glioblastoma multiforme in combination with radiation and chemotherapy.

Investor Contact:

Nina Ferrari

650-228-1804

Novacea Contact:

Paul Laland

VP, Corporate Communications

Tel: 650-228-1811

E-mail: laland@novacea.com